Filed pursuant to Rule 424(b)(3)
Registration No. 333-239185
PROSPECTUS SUPPLEMENT NO. 56
(to Prospectus dated July 17, 2020)

Nikola Corporation
Up to 53,390,000 Shares of Common Stock
Up to 23,890,000 Shares of Common Stock Issuable Upon Exercise of Warrants

This prospectus supplement supplements the prospectus dated July 17, 2020 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-239185). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on May 9, 2023 (the “Current Report”), other than the information included in Item 2.02 and Exhibit 99.1, which was furnished and not filed with the Securities and Exchange Commission. Accordingly, we have attached the Current Report to this prospectus supplement.
The Prospectus and this prospectus supplement relates to the issuance by us of up to an aggregate of up to 23,890,000 shares of our common stock, $0.0001 par value per share (“Common Stock”), which consists of (i) up to 890,000 shares of Common Stock that are issuable upon the exercise of 890,000 warrants (the “Private Warrants”) originally issued in a private placement in connection with the initial public offering of VectoIQ and (ii) up to 23,000,000 shares of Common Stock that are issuable upon the exercise of 23,000,000 warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the initial public offering of VectoIQ.
The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of (i) up to 53,390,000 shares of Common Stock (including up to 890,000 shares of Common Stock that may be issued upon exercise of the Private Warrants) and (ii) up to 890,000 Private Warrants.
Our Common Stock is listed on the Nasdaq Global Select Market under the symbol “NKLA”. On May 8, 2023, the closing price of our Common Stock was $0.9849.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 7 of the Prospectus to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is May 9, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 8, 2023
Nikola Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-38495 (Commission File Number)	82-4151153 (I.R.S. Employer Identification No.)
    4141 E Broadway Road
    Phoenix, AZ    85040
    (Address of principal executive offices)    (Zip Code)

(480) 666-1038
(Registrant’s telephone number,
including area code)

N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	NKLA	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On May 9, 2023, Nikola Corporation (the “Company”) issued a press release announcing its results of operations for its fiscal quarter ended March 31, 2023. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated into this Item 2.02 by reference.

The information in Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Item 8.01 Other Events.
On May 8, 2023, the Company issued a press release announcing the termination of its joint venture with Iveco Group (“Iveco”). The Company will sell its 50% capital share in Nikola Iveco Europe GmbH to Iveco for $35.0 million and delivery of 20.6 million shares of the Company’s common stock from Iveco to the Company. Delivery of the common stock is contingent on successful software due diligence that meets mutually established objective criteria as agreed to by the parties, and termination of the joint venture is subject to execution of definitive documentation by the parties.
Forward-Looking Statements
This Current Report on Form 8-K contains forward-looking statements within the meaning of federal securities laws, including statements relating to: termination of the Company’s joint venture with Iveco, including the terms and conditions thereof and consideration to be paid therewith. These forward-looking statements generally are identified by words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this Current Report, including but not limited to: the execution and terms of definitive documentation relating to the termination of the joint venture; and the factors, risks and uncertainties regarding the Company's business described in the "Risk Factors" section of the Company's annual report on Form 10-K for the year ended December 31, 2022 filed with the SEC, in addition to the Company's subsequent filings with the SEC. There can be no assurance that any matters described above will in fact be consummated in the manner described or at all.
For additional information regarding factors that may cause actual results to vary materially from those stated in forward-looking statements, see the reports of the Company filed with or furnished to the SEC from time to time. These forward-looking statements are made only as of the date hereof and the Company disclaims any obligation to update any forward-looking statement, except as required by law.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued by Nikola Corporation dated May 9, 2023.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NIKOLA CORPORATION

Dated: May 9, 2023	By:	/s/ Anastasiya Pasterick
Anastasiya Pasterick
Chief Financial Officer